Exhibit 1.01

Mezey Howarth Racing Stables Acquires Interest in Horse

COSTA MESA, CA -- (MARKET WIRE) - June 14, 2007 - Mezey Howarth Racing Stables today announced that it purchased an interest in Dixie’s Ruler on May 18, 2007.

ABOUT MEZEY HOWARTH RACING STABLES, INC.:

Mezey Howarth Racing Stables, Inc. acquires, owns, manages, trains, races and ultimately syndicates thoroughbred racing prospects. The Company's strategy since inception has been to acquire and maintain a stable of race horses adequate to compete in the middle to upper echelons of the Thoroughbred horse racing industry. The primary focus on the acquisition of claimers, although horses of racing age may be acquired from time to time depending upon the then existing circumstances.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Mezey Howarth Racing Stables may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Mezey Howarth Racing Stable’s control that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.

Contact:

Mezey Howarth Racing Stables
J. Wade Mezey/Paul Howarth
(949) 429-4007